Asset Purchase Agreement

                                     between

                          BENTLEY PHARMACEUTICALS, INC.

                                       and

                                   YUNGTAI HSU



            DATED FEBRUARY 1, 1999 EFFECTIVE AS OF DECEMBER 31, 1998


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                                TABLE OF CONTENTS

                                                                        Page

    ARTICLE I      DEFINITIONS...............................................1
       1.01        Definitions.  ............................................1

    ARTICLE II     SALE OF ASSETS AND CLOSING................................5
       2.01        Purchase And Sale of Assets...............................5
       2.02        Assumption of Obligations And Liabilities.................5
       2.03        Retained Liabilities......................................6
       2.04        Purchase Price; Allocation; Adjustment....................6
       2.05        Closing...................................................7
       2.06        Third-Party Consents......................................8
       2.07        Assignment................................................8

    ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER..................9
       3.01        Intentionally Omitted.....................................9
       3.02        Legal Capacity............................................9
       3.03        Execution and Binding Effect..............................9
       3.04        Title.....................................................9
       3.05        Registrations.............................................9
       3.06        Intellectual Property....................................10
       3.07        Absence of Certain Changes or Events.....................10
       3.08        Contracts................................................11
       3.09        Negotiations.............................................12
       3.10        Litigation...............................................12
       3.11        Compliance with Law......................................12
       3.12        Licenses and Regulatory Reports..........................13
       3.13        Inspections and Agreements with Governmental or
                     Regulatory Authorities.................................13
       3.14        Affiliate Interests......................................13
       3.15        Absence of Undisclosed Liabilities.......................14
       3.16        Customers, Licensees and Suppliers.......................14
       3.17        Commitments..............................................14
       3.18        Other Contracts..........................................14
       3.19        Brokers and Finders......................................14
       3.20        Tax Matters..............................................15
       3.21        Disclosure...............................................15
       3.22        Purchase of Assets.......................................16

    ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PURCHASER..............16
       4.01        Organization and Good Standing...........................16
       4.02        Authority................................................16

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



                          TABLE OF CONTENTS (cont'd)

                                                                          Page

       4.03        Execution and Binding Effect.............................17
       4.04        Brokers and Finders......................................17
       4.05        Disclosure...............................................17

    ARTICLE V      COVENANTS OF SELLER......................................17
       5.01        Regulatory and Other Approvals...........................17
       5.02        No Solicitations.........................................18
       5.03        Conduct relating to the Assets...........................18
       5.04        Licenses; Filings........................................19
       5.05        Certain Restrictions.....................................19
       5.06        Delivery of Business Information.........................20
       5.07        Non-competition..........................................20
       5.08        Notice and Cure..........................................21
       5.09        Fulfillment of Conditions................................21

    ARTICLE VI     COVENANTS OF PURCHASER...................................21
       6.01        Regulatory and Other Approvals...........................21
       6.02        Notice and Cure..........................................22
       6.03        Delivery of Documents....................................22
       6.04        Fulfillment of Conditions................................22

    ARTICLE VII    CONDITIONS TO OBLIGATIONS OF SELLER......................22
       7.01        Representations, Warranties and Covenants................23
       7.02        Performance..............................................23
       7.03        Laws.....................................................23
       7.04        Officer's Certificate....................................23
       7.05        Regulatory Consents and Approvals........................23
       7.06        Opinion of Counsel.......................................23
       7.07        Delivery of Documents....................................23
       7.08        Proceedings..............................................23

    ARTICLEV III   CONDITIONS TO OBLIGATIONS OF PURCHASER...................24
       8.01        Representations, Warranties and Covenants................24
       8.02        Performance..............................................24
       8.03        Laws.....................................................24
       8.04        Regulatory Consents and Approvals........................24
       8.05        Third Party Consents.....................................24
       8.06        Delivery of Assets and Documents.........................25
       8.07        Opinion of Counsel.......................................25
       8.08        Tax Status...............................................25

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


                          TABLE OF CONTENTS (cont'd)

                                                                          Page

       8.09        Proceedings..............................................25

    ARTICLE IX     ADDITIONAL POST-CLOSING COVENANTS........................25
       9.01        Further Assurances, Post-Closing Cooperation.............25
       9.02        FDA Approvals............................................27
       9.03        Adverse Drug Experience; Recalls.........................27
       9.04        Delivery of Shares.......................................27
       9.05        Non-Assertion of Patent..................................27

    ARTICLE X      INDEMNIFICATION..........................................27
      10.01        Survival of Representations, Warranties, Covenants
                      and Agreements........................................27
      10.02        Purchaser's Indemnified Liabilities......................28
      10.03        Seller's Indemnified Liabilities.........................28
      10.04        Notice and Defense of a Claim............................28

    ARTICLE XI     TERMINATION..............................................29
      11.01        Termination..............................................29
      11.02        Effect of Termination....................................30

    ARTICLE XII    MISCELLANEOUS............................................30
      12.01        Notices..................................................30
      12.02        Amendments...............................................31
      12.03        Binding Effect; Assignment...............................31
      12.04        Announcements............................................32
      12.05        Expenses.................................................32
      12.06        Entire Agreement.........................................32
      12.07        Descriptive Headings.....................................32
      12.08        Counterparts.............................................32
      12.09        Governing Law; Jurisdiction..............................32
      12.10        Arbitration of Disputes..................................32
      12.11        Severability.............................................33
      12.12        Confidentiality..........................................34


                                      -iv-

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                                    EXHIBITS

Exhibit A                           Disclosure Schedule
Exhibit B                           Subscription Agreement
Exhibit C                           Registration Rights Agreement
Exhibit D                           Warrant Agreement
Exhibit E                           Assumption Agreement
Exhibit F                           General Assignment and Bill of Sale
Exhibit G                           Form of Assignment of Intellectual Property
Exhibit H                           Form of Opinion of Counsel of Purchaser
Exhibit I                           Form of Opinion of Counsel of Seller
Exhibit J                           Power of Attorney
Exhibit K                           Letter to Drug Master File Staff

                     INDEX TO EXHIBITS - DISCLOSURE SCHEDULE

Schedule 1.01(b)           Contracts
Schedule 1.01(c)           Suppliers and Supply Agreements
Schedule 1.01(g)           Licenses
Schedule 1.01(h)           Patents
Schedule 2.04(a)           Collaborative Parties
Schedule 2.04(c)           Allocation of Purchase Price
Schedule 3.03              Seller's Required Filings
Schedule 3.05              Registrations
Schedule 3.06              License Agreements
Schedule 3.07              Changes or Events
Schedule 3.10              Litigation
Schedule 3.16(a)           Suppliers
Schedule 3.16(b)           Customers and Licensees
Schedule 3.19              Seller's Brokers and Finders
Schedule 4.03              Purchaser's Required Filings

                                       -v-

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                            ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT (the "Agreement") is dated February 1, 1999 made and entered into effective as of December 31, 1998 between YUNGTAI HSU, in his personal capacity ("Seller") and BENTLEY PHARMACEUTICAL, INC., a Florida corporation ("Purchaser").

                  WHEREAS, Seller purchased the Assets (as defined below) from Conrex Pharmaceutical Corporation, a New Jersey corporation ("Conrex");

                  WHEREAS, simultaneously herewith the Seller and Purchaser have entered into a voting agreement relating to the purchase of the Assets from Conrex;

                  WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser the Assets (as defined below) which Seller purchased from Conrex, all on the terms and subject to the conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

         "Action or Proceeding" means any action, claim, suit, proceeding, inquiry, arbitration or Governmental or Regulatory Authority investigation or audit.

         "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent or more of the voting securities of another Person shall be deemed to control that Person.

         "Assets" means:

                  (a) the Technology;


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                  (b) the Business Information;

                  (c) the Patents;

                  (d) all Contracts relating to the Patents and Technology that are listed or described on Schedule 1.01(b) of the Disclosure Schedule, including without limitation, Seller's rights to receive goods and services, to assert claims and to take other action with respect to breaches, defaults and other violations pursuant to all of the Contracts;

                  (e) all Licenses;

                  (f) lists of suppliers and supply agreements, if any, listed on Schedule 1.01(c) of the Disclosure Schedule; and

                  (g) all batch records in existence as of the date hereof and as of the Closing Date.

         "Assigned Contracts" means the Contracts to be assigned by Seller to Purchaser as set forth on Schedule 1.01(b) of the Disclosure Schedule.

         "Assigned Licenses" means the Licenses to be assigned by Seller to Purchaser as set forth on Schedule 1.01(g) of the Disclosure Schedule.

         "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

         "Assumed Liabilities" has the meaning ascribed to it in Section 2.02.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

         "Business Information" means lists of, and all records, in written, electronic, or other formats, and other data, regarding:

                  (a) pharmaceutical research relating to the Patents and Technology,

                  (b) suppliers, strategies, formulae, training manuals and customers relating to the development of the Patents and Technology, performance statistics and all other correspondence, records, reports, computer disks and programs (including source codes), tapes and other files,

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information and records,  including,  but not limited to, all regulatory  files,
records  and  other   correspondence,   including   the  DMF  and  all  original
(laboratory) notebooks in a complete and unabridged or altered form, and the records, reports and data relating thereto;

                  (c) Seller's files relating to potential applications of the Patents and Technology,

                  (d) interest expressed by any Person in collaborating with Seller for researching, developing, licensing, manufacturing or marketing the Patents and/or the Technology for pharmaceutical industry applications (as defined by its intended indication);

                  (e) Seller's ownership and operation of the Assets; and

                  (f) the Intellectual Property.

         "Closing" means the closing of the transactions contemplated by Section 2.01.

         "Closing Date" means February 11, 1999, effective as of December 31, 1998, or such other date as Purchaser and Seller mutually agree upon in writing.

         "Contract" means any agreement, understanding, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract, whether written or oral.

         "Disclosure Schedule" means the record delivered to Purchaser by Seller and initialed by Seller and Purchaser, dated as of the date hereof and attached hereto as Exhibit A, containing all schedules as are required to be included pursuant to this Agreement.

         "DMF" means the Drug Master file as compiled by Seller;

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, municipality or other political subdivision.

         "Indemnified Party" has the meaning ascribed to it in Section 10.04.

         "Indemnifying Party" has the meaning ascribed to it in Section 10.04.

         "Intellectual Property" means the Patents and all trade computer programs (including all source codes) and related documentation, technical information, analytical methods, manufacturing, engineering and technical drawings and know-how relating to the Technology.

         "Laws" means all laws, statutes, rules, regulations, ordinances, permits, orders, writs, judgments, awards, injunctions or decrees or other pronouncements having the effect of law of the

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United States,  any foreign  country or any domestic or foreign  state,  county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, concessions, grants, and similar consents granted or issued by any Governmental or Regulatory Authority required in connection with researching, developing, licensing, manufacturing and marketing the Technology and Patents, including those Licenses that are currently being negotiated; and including without limitation, those listed on
Schedule 1.01(g) of the Disclosure Schedule.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, restriction or other encumbrance or restriction of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority, in each such case whether preliminary or final.

         "Patents" means (i) United States Patent No. 5,023,252 (the "U.S. Patent") and any reissue thereof, any reexamination thereof, and any extension thereof and any patent application or patent in any other country which discloses and claims subject matter which is disclosed in the U.S. Patent, including the patents which are listed in Schedule 1.01(h) of the Disclosure Schedule, and (ii) any patent application which is hereafter filed and which is entitled to the benefit of the filing date of U.S. Application No. 08/954,869 (the "869 Application"), filed October 21, 1997, and which claims pharmaceutical subject matter that is disclosed in the 869 Application and any patent which may issue thereon and any reissue thereof, any reexamination thereof, and any extension thereof. "Patents" does not mean U.S. patent No. 5,731,303 (hereafter the "303 Patent") or any patent or patent application which discloses and claims subject matter which relates to a composition that contains a cosmetic skin-treating compound or a cosmetic hair-treating compound, as described in the 303 Patent, or to the use of such cosmetic composition.

         "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Purchase Price" has the meaning ascribed to it in Section 2.04.

         "Purchaser's Indemnified Liabilities" has the meaning ascribed to it in
Section 10.02.

         "Purchaser" means Bentley Pharmaceuticals, Inc., a Florida corporation.

         "Seller" means Yungtai Hsu, in his personal capacity, or any lawful successor in interest to Yungtai Hsu.

         "Seller Documents" means the arrangements, documents, instruments and certificates required to be executed and delivered by Seller in connection with this Agreement.

         "Seller's  Indemnified  Liabilities"  has the meaning ascribed to it in
Section 10.03.

         "Taxes" means all Tax Returns of or relating to any foreign, federal, state or local tax, assessment, levy, impost, duty, withholding or other similar governmental charge, all, together with any penalties, additions to tax, fines, interest and similar charges thereon or related thereto.

         "Tax Returns" means all returns, including, without limitation, income, franchise, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns, and reports.

         "Technology" means any and all information relating to a composition containing a drug and a compound (hereafter "Enhancer") which increase the rate of passage of the drug across the skin or other body membrane, for example, mucous membranes, or the blood brain barrier and to the administration of such composition to treat humans (hereafter "pharmaceutical subject matter"), such information including information related to all developmental and commercially practiced processes and methodologies (including, but not limited to, methods of using, storing, identifying, measuring, and analyzing the composition), formulations, trade secrets, know how, formulae and manufacturing, processing and other technical information and underlying data as it applies to pharmaceutical industry application (as defined by the FDA), prescription and over-the-counter application. "Technology" does not mean information which relates to a cosmetic composition which contains a cosmetic skin-treating compound or a cosmetic hair-treating compound and an Enhancer or to the use of such cosmetic composition.


                                   ARTICLE II

                           SALE OF ASSETS AND CLOSING

         2.01 Purchase And Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller's right, title and interest in and to the Assets, free and clear of any and all Liens. As a result of this transaction, Seller shall retain no interest whatsoever in the Assets.

         2.02 Assumption of Obligations And Liabilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Purchaser will assume and pay, perform, discharge and be responsible only for those obligations and liabilities of Seller under the Assigned

Contracts  and  Assigned  Licenses  which  accrue  after the  Closing  Date (the
"Assumed Liabilities"); provided that Purchaser shall have the right, in its sole discretion, and without effect on the Purchase Price, to add or delete Assigned Contracts or Assigned Licenses by written notice delivered to Seller two Business Days prior to the Closing Date, or such earlier date as Seller's right to add or delete such Assigned Contracts or Assigned Licenses by written notice delivered to Conrex terminates.

         2.03 Retained Liabilities. Notwithstanding anything herein or in the Seller Documents to the contrary, Purchaser shall not assume or pay, perform, discharge or be responsible for any of the obligations or liabilities of Seller, including but not limited to Seller's liabilities to Virna Pharmaceuticals, Inc. or with respect to and arising out of an agreement between Seller and Virna Pharmaceuticals, Inc., effective as of December 1, 1990, as further amended (the "Retained Liabilities") other than the Assumed Liabilities. Seller shall discharge in a timely manner or shall make adequate provision for the Retained Liabilities. Purchaser is not a successor to Seller for any purpose and shall not be liable for any claim that may exist against Seller, including but not limited to any products liability claims.

         2.04     Purchase Price; Allocation; Adjustment.

                  (a) Purchase Price. The aggregate purchase price for the Assets and for the covenant of Seller contained in Section 5.07 shall be (i) U.S. $1,074,000 (the "Cash Portion of the Purchase Price"), subject to the adjustments as provided in paragraph (b) below; (ii) an aggregate of $350,000 of shares of common stock (the "Shares") of Purchaser according to the terms and conditions of the Subscription Agreement and the Registration Rights Agreement, dated as of the Closing Date, substantially in the forms of Exhibit B and C, respectively, hereto, (iii) a warrant to purchase 450,000 shares of common stock of Purchaser according to the terms and conditions of the Warrant Agreement, dated as of the Closing Date, substantially in the form of Exhibit D hereto,
(iv) 5% of the net profits received by Purchaser or its successors for fifteen years from the Closing Date from the commercialization of any products developed by Purchaser or its successors from the Assets and (v) the aggregate amount of the Assumed Liabilities ((i)-(v) collectively, the "Purchase Price").

                  (b) Adjustment of Cash Portion of Purchase Price. The Cash Portion of the Purchase Price shall be adjusted downward to an amount of $1,024,000 (the "Adjusted Cash Portion of the Purchase Price") to reflect a payment by Purchaser to Seller on December 3, 1998 of a $50,000 due-diligence deposit.

                  (c) Allocation of Purchase Price. Purchaser and Seller hereby agree that for tax purposes the Purchase Price will be allocated in accordance with Schedule 2.04(c) of the Disclosure Schedule, which allocation shall be binding upon the Purchaser and the Seller, each of which agrees to report the effect of the transactions contemplated hereby on all applicable Tax Returns or filings in a manner consistent with such schedule. The Seller hereby assumes liability for and shall pay all sales, transfer and similar Taxes incurred as a result of the sale of the Assets to Purchaser.

         2.05     Closing.

                  (a) The Closing will take place at the offices of Synnestvedt & Lechner LLP, 2600 Aramak Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. Eastern Standard Time, on the Closing Date.

                  (b) Deliveries by Purchaser to Seller. At the Closing, Purchaser will:

                           (i) deliver to Seller an executed copy of this Agreement;

                           (ii) pay the  Adjusted  Cash  Portion of the Purchase
                  Price by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two Business Days before the Closing Date;

                           (iii) deliver  to  Seller the Subscription Agreement,
                  Registration Rights Agreement and Warrant Agreement, duly executed by Purchaser;

                           (iv) deliver to Seller an assumption agreement, dated
                  as of the Closing Date, substantially in the form of Exhibit E hereto, duly executed by Purchaser, pursuant to which Purchaser assumes all of the Assumed Liabilities;

                           (v)  deliver to Seller the certificate referred to in
                  Section 7.04; and

                           (vi)  deliver to Seller the  opinion  referred  to in
                 Section 7.06.

                  (c) Deliveries by Seller to Purchaser. Simultaneously with the deliveries by Purchaser, Seller will:

                           (i) deliver to Seller an executed copy of this Agreement;

                           (ii) assign and transfer to Purchaser  good and valid
                  title in and to the Assets (free and clear of all Liens) by delivery of (A) a General Assignment and Bill of Sale substantially in the form of Exhibit F hereto, duly executed by Seller, (B) an assignment of the Intellectual Property in form and substance reasonably satisfactory to Purchaser to vest in Purchaser all of Seller's right, title and interest in, to and under the Patents , including but not limited to instruments of assignment in a form suitable for filing with the U.S. Patent and Trademark Office (including, but not limited to, United States Patent and Trademark Office Form No. SB/41) to reflect the transfer of the Patents included in the Assets and, upon filing such instrument with the U.S. Patent and Trademark Office, to record the sale of all of Seller's right, title and interest in, to and under the Patents to the Purchaser, and (C) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good and marketable title to the Assets, free of all Liens, including, but not limited to, written notices from Seller to all parties under any Contract relating to the Assets, addressed to such parties, in the form prepared by Seller and reasonably acceptable to Purchaser, for the release of such Contracts;

                           (iii) deliver to Purchaser a receipt for the Purchase
                  Price;

                           (iv) deliver to Purchaser regulatory consents and approvals and third-party consents referred to in Sections
                  8.04 and 8.05;

                           (v) deliver  to  Purchaser the opinion referred to in
                  Section 8.07;

                           (vi) make available to Purchaser,  at the location of
                  the Assets, all Assets; and

                           (vii) Seller shall deliver to Purchaser, such further
                  instruments of transfer as Purchaser shall reasonably request, to vest in Purchaser all of Sellers' right, title and interest in and to the Assets, including, but not limited to, any documents evidencing the assignment to Purchaser of the Intellectual Property (which documents are attached hereto as Exhibit G), and take such other actions as Purchaser shall reasonably request to enable Purchaser to use such Assets, as contemplated herein and in the Seller Documents.

         2.06 Third-Party Consents. To the extent that any Contract or License is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Purchaser shall use their best efforts to obtain the consent of such other party to the assignment of any such Contract or License to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Contract or License, including enforcement at the cost and for the account of Seller of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to
Section 2.02 or otherwise with respect to any such Contract or License. The provisions of this Section 2.06 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 8.05 has not been fulfilled.

         2.07 Assignment. Seller hereby assigns to Purchaser all of his rights under that certain Asset Purchase Agreement dated February 1, 1999 effective as of December 31, 1998 between Conrex and Seller (the "Conrex Agreement").

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller understands that each of the following representations and warranties are material and have been relied on by Purchaser. Seller represents, warrants and covenants to Purchaser that the statements contained in this
Article III are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made on the Closing
Date), except as set forth in the Disclosure Schedule delivered to Purchaser on the date of this Agreement and initialed by Seller and Purchaser.

         3.01     Intentionally Omitted.

         3.02 Legal Capacity. Seller has full power and legal capacity to execute, deliver and perform this Agreement and the Seller Documents to which he is a party and to consummate the transactions contemplated hereby and thereby.

         3.03 Execution and Binding Effect. This Agreement has been, and each of the Seller Documents will be, at or prior to the Closing, duly executed and delivered by Seller and this Agreement constitutes, and the Seller Documents when so executed and delivered, will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles. None of the execution and delivery by Seller of this Agreement and the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will (a) conflict with, violate, result in the breach or termination of, or constitute a default under
(i) any Laws or (ii) any requirement of any Governmental or Regulatory Authority applicable to Seller or by which the Assets may be bound, or (c) except as set forth on Schedule 3.03 of the Disclosure Schedule, require any filing, declaration or registration with, or permit, consent, approval, waiver, clearance, order or authorization of, or the giving of any notice to, any Governmental or Regulatory Authority or other Person or (d) result in the creation of any Lien (other than any lien in favor of Purchaser) upon any of the Assets.

         3.04 Title. Seller has good and marketable title to all of the Assets and will convey good and marketable title at the Closing, free and clear of any and all Liens. None of the Assets is licensed or otherwise not owned by Seller. In transferring the Assets to Purchaser, Seller has no intent to hinder, delay or defraud any entity to which Seller owes or will owe any debt, on or after the Closing Date.

         3.05 Registrations. The registrations listed on Schedule 3.05 of the Disclosure Schedule are the only registrations, as of the Closing Date, required by any Governmental or Regulatory Authority to develop, manufacture, market and sell the Technology and Patents and any products resulting from the Technology and the Patents. Such Registrations are and will be valid, current and held exclusively by Seller as of the Closing Date.

         3.06 Intellectual Property. The Intellectual Property constitutes all intellectual property which is necessary or used by Seller, to develop, manufacture, market and sell products developed from the Patents or the Technology. All of the Intellectual Property that is owned by Seller is owned free and clear of all Liens and all Intellectual Property that is licensed or otherwise used by Seller is licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than the applicable license agreement, if any. All such license agreements are set forth on Schedule 3.06 of the Disclosure Schedule. Seller has not granted to any Person any License, interest or other right in respect of the Intellectual Property which does, or which will, as of the Closing or subsequent to the Closing, permit any other Person, other than Purchaser, to use any of the Intellectual Property. All Intellectual Property, including without limitation, the Patents, is valid, effective and enforceable. Seller is unaware of any reason that the Intellectual Property, is or could be, invalid or unenforceable, including, but not limited to, the failure of Seller to timely pay any fees or dues associated with the Intellectual Property. To the best knowledge of Seller, no Actions or Proceedings are pending or threatened, questioning the validity or effectiveness of any Intellectual Property or asserting that Seller is infringing or otherwise adversely affecting the rights of any Person with regard to any intellectual property of such Person. The Intellectual Property is not being infringed by any Person and Seller, to the best of his knowledge, is unaware of any potential infringement of the Intellectual Property. No third party intellectual property will be infringed as a result of the use of the Assets. There are no royalties, fees or other amounts payable by or to Seller with respect to any of the Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Seller Documents will not result in the loss of any Intellectual Property or rights therein.

         3.07     Absence of Certain Changes or Events.

                  (a) Except as set forth in Schedule 3.07 of the Disclosure Schedule, Seller has used the Assets only in the ordinary and usual course of his business consistent with past practice, and has not:

                           (i) placed Liens or allowed Liens to be placed on the
                  Assets;

                           (ii) canceled or compromised any material claims,  or
                  waived any other material rights, or sold, transferred or otherwise disposed of any of the Assets;

                           (iii) sold, transferred, licensed, assigned or otherwise disposed of, or permitted to lapse or disclosed to any Person (other than disclosure to his employees or agents, as reasonably necessary in the ordinary and usual course of his business), any of the Intellectual Property or Business Information;

                           (iv) suffered any material adverse change in the manufacturing and development of the Patents or Technology; or

                           (v) agreed in writing or otherwise to take any action
                  described in this Section 3.07.

                  (b) Except as set forth in Schedule 3.07 of the Disclosure Schedule, Seller is not aware of any event, fact or condition that has occurred or could reasonably be expected to occur that has or has resulted in, or is reasonably likely to result, in a material adverse change in research, development, licensing, manufacture, marketing or sale of the Assets.

         3.08     Contracts.

                  (a) Except as set forth in Schedule 1.01(b) of the Disclosure Schedule, none of the Assets is subject to, and except as set forth in Schedule 1.01(b) of the Disclosure Schedule, Seller is not a party to or bound by:

                           (i)  any Contract relating to the Assets;

                           (ii) any  Contract  limiting the freedom of Purchaser
                  or any affiliate thereof following the Closing to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber the Assets or to compete with any Person or to engage in any business or activity in any geographic area, within the United States or outside of the United States, relating to the Assets;

                           (iii)  any  Contract  with  any  partnership,   joint
                  venture or other entity;

                           (iv) any sale, loan, charge, Contract or other transaction between Seller and any of his shareholders, affiliates, directors or officers; or

                           (v) any Contract that is or might otherwise reasonably be expected to be material to the Assets (for purposes of this clause (v), a Contract involving payments to or by Seller shall be deemed to be material if such payments are in an aggregate amount of $1,000 or more).

                  (b) Seller is not in breach of any provision of, or in default (and knows of no event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any Contract described in Schedule 1.01(b) of the Disclosure Schedule nor is there any Action or Proceeding or grievance alleging such a breach or default. Seller is not aware, or could not be reasonably aware, of any breach by any other party to any Contract described in Schedule 1.01(b) of the Disclosure Schedule. All Contracts described in Schedule 1.01(b) of the Disclosure Schedule are in full force and effect, will continue to be in full force and effect after the Closing and Seller is not aware, or could not be reasonably aware, of any pending or threatened disputes with respect to such Contracts. Seller is not engaged in any disputes with customers or suppliers, and to Seller's knowledge (i) no customer or supplier is considering termination, non-renewal or any adverse modification of its arrangements with Seller, and (ii) the transactions contemplated by this Agreement will not have an adverse affect on the business relationship with any of its suppliers or customers.

                  (c) All of the Contracts (i) have been entered into on an arm's-length basis, (ii) are within the scope of their corporate purpose and ordinary business, (iii) do not violate applicable Laws, (iv) are not of a loss-making nature, that is known to be likely to result in a loss on completion or performance and (v) contain termination provisions which are reasonable and customary for the type of transactions and activities to which they relate. Seller has not entered into any Contract which cannot be readily fulfilled or performed on time without undue or unusual expenditure of money or effort.

         3.09 Negotiations. Schedule 2.04 (a) of the Disclosure Schedule sets forth, in a complete and exhaustive manner, any and all negotiations and discussions between Seller and any other Person relating to any of the Assets.
Schedule 2.04(a) of the Disclosure Schedule sets forth details regarding the status of negotiations for each party listed on such schedule.

         3.10 Litigation. Except as set forth on Schedule 3.10 of the Disclosure Schedule, there is not currently, and there has not been at any time, any Actions or Proceedings pending or threatened by or against Seller or any affiliate or employee of Seller, or with respect to the Assets (including, without limitation, products liability claims) or the transactions contemplated hereby, at law or in equity or before or by any Governmental Entity or arbitrator, which has had or could have a material adverse affect on Purchaser or the Assets, and, to the best knowledge of Seller, there is no valid basis for any such Action or Proceeding. Except as set forth on Schedule 3.10 of the Disclosure Schedule, there is no pending or threatened Action or Proceeding that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, any of the Seller Documents or any action to be taken by Seller in connection with the consummation of the transactions contemplated hereby or thereby. Seller is not subject to any Laws or, to the best of Seller's knowledge, any proposed Laws, which has had or could have a material adverse affect on the Assets or on Purchaser's ability to manufacture any products from the Patents or Technology.

         3.11 Compliance with Law. Seller has operated and is currently conducting all research, development, manufacture, and sales relating to the Assets, and all products resulting from the Patents or Technology have been provided, developed, marketed and sold in compliance with all applicable Laws of Governmental or Regulatory Authority. Seller has not received notice of, and does not have knowledge of any such violation or alleged violation with respect to the Assets. Seller has not received notice of (and does not have knowledge
of) (a) any finding of any lack of efficacy with respect to any products resulting from the Assets or (b) any findings, determinations, studies, reports, analyses, investigations, inquiries or Legal Proceedings by or for any Governmental or Regulatory Authority with respect to the efficacy of any products resulting from the Assets. As of the date hereof and as of the Closing Date, all reports relating to the Assets required to be filed by Seller with any Governmental or Regulatory Authority have been or will have been filed and are and will be accurate and complete in all material respects when filed.

         3.12     Licenses and Regulatory Reports.

                  (a) Seller possesses all Licenses required to be possessed by it pursuant to all applicable Laws and all such Licenses, as set forth on
Schedule 1.01(g) of the Disclosure Schedule, are in full force and effect. All Licenses that Seller has been negotiating, or are being negotiated, are set forth on Schedule 1.01(g) of the Disclosure Schedule and include the name of the contact person of the potential licensee, the name of the attorney representing the potential licensee and the status of license being negotiated. Seller is in compliance with all of his Licenses and there is no reasonable basis for the revocation or suspension of any thereof. The Licenses constitute all the Licenses required for Seller's ownership of the Assets and the research, development, manufacture and marketing of products from the Assets, all of which are transferable and will be transferred to Purchaser at the Closing, and none of which will expire within the twelve-month period following the Closing Date. Seller has furnished to Purchaser copies of all reports of inspections relating to the Assets by Governmental or Regulatory Authorities;

                  (b) Seller has paid all fees, dues or assessments, due and payable in connection with any of the Assets, including, but not limited to, fees related to the Patents. There is no unresolved violation, criticism or exception by any entity with respect to any report or statement relating to an examination of the Assets;

                  (c) Seller has not prepared for filing, or has not filed with the FDA or any foreign equivalent, any filings, reports, registrations or statements (including, but not limited to INDs, NDAs, and ANDAs) pertaining to the Assets and anything related to Seller's business.

                  (d) Seller has delivered to Purchaser complete and correct copies of any and all correspondence between the Company and any Governmental or Regulatory Authority, including, but not limited to, warning letters, notices of adverse findings and recall notifications.

         3.13  Inspections  and  Agreements  with   Governmental  or  Regulatory
Authorities.

                  (a) Seller has never received a notice of inspection, nor has ever been inspected by any Governmental or Regulatory Authority, including, but not limited to, the FDA, OSHA or the Consumer Product Safety Commission.

                  (b) Seller is not subject to any cease-and-desist or other order issued by, or a party to any agreement or memorandum of understanding with, any Governmental or Regulatory Authority relating to or affecting, or which may affect the Assets.

         3.14 Affiliate Interests. Neither Seller nor any employee, debt-holder or affiliate of Seller:

                  (a) owns any interest (other than through the ownership of five percent or less of any class of securities registered under the Securities Exchange Act of 1934, as amended) in any Person which is a competitor, supplier or customer of any business relating to the Assets;

                  (b) owns, in whole or in part, any property, asset or right used in connection with the research, development, manufacture, marketing and sales relating to the Assets, or products resulting from the Assets;

                  (c) has  an interest in any Contract pertaining to the Assets;
or

                  (d) owes any money to, or is owed any money by, the Seller.

         3.15 Absence of Undisclosed Liabilities. The Seller has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which individually or in the aggregate are material to the Assets except for liabilities for performance obligations arising in the ordinary course of the business relating to the Assets (and not as a result of a breach or default by the Seller) under the Contracts listed on Schedule 1.01(b) of the Disclosure Schedule or Contracts not required to be disclosed on that schedule.

         3.16 Customers, Licensees and Suppliers. Schedule 3.16(a) of the Disclosure Schedule sets forth a list of the suppliers (on the basis of revenues for goods purchased) for any products relating to the Assets for the year ended December 31, 1998. Since January 1, 1998, no such supplier has ceased or materially reduced its sales to the Seller, or has threatened to cease or materially reduce such sales and the Seller has not been engaged in and is not engaged in any dispute with any of its suppliers. Schedule 3.16(b) of the Disclosure Schedule sets forth all customers or licensees that the Seller is negotiating with, or has ever negotiated with, in connection with any products relating to the Assets.

         3.17 Commitments. Seller is not bound under any Contracts to any purchase commitments, blanket purchase orders, minimum research and development expenditure obligations or other minimum expenditure obligations.

         3.18 Other Contracts. There are no other Contracts between the Seller and any other Person, to acquire any of the Assets, and no other Person has any right or option to acquire any of the Assets.

         3.19 Brokers and Finders. Except as set forth on Schedule 3.19 of the Disclosure Schedule, neither the Seller nor any of his employees or Affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement or the Seller Documents. Except as set forth on
Schedule 3.19 of the Disclosure Schedule, no Person is entitled to any fee, commission or like payment in respect thereof based in any manner on any agreement, arrangement or understanding made by or on behalf of the Seller.

         3.20     Tax Matters.

                  (a) All Tax Returns for any Taxes that are required to be filed on or before the Closing Date, by or on behalf of or with respect to the Seller or the Assets have been, or will be, timely filed with the appropriate foreign, federal, state and local authorities. All Taxes required to be paid by the Seller on or before the date hereof have been paid in full on or before the date hereof, and all Taxes required to be paid by the Seller on or before the Closing Date will be paid on or before such date. Seller additionally warrants that it shall be solely responsible for the payment of any sales or use taxes arising from this transaction.

                  (b) All Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all liabilities for Taxes for the periods covered by such Tax Returns. Neither the Internal Revenue Service nor any other taxing authority is now asserting against the Seller, with respect to any Tax, any adjustment, deficiency or claim for additional Taxes, nor are there or have there been any such discussions with or without notice from any such taxing authorities with respect thereto nor, to the best knowledge of the Seller, is there any basis therefor. There are no outstanding contracts or waivers extending the statutory period of limitation applicable to any assessment or audit or any Tax or Tax Return of the Seller.

                  (c) No Tax Liens exist on any of the Assets.

                  (d) No written claim has been made by any taxing authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.

                  (e)  The  Seller  is  not  a  party  to  any  joint   venture,
partnership, or other arrangement which is treated as a partnership for federal income tax purposes.

                  (f) There is no Contract or consent made under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), affecting the Seller.

                  (g) The Seller is not a party to any tax sharing Contract, whether formal or informal.

                  (h) Seller  is  not a  "Foreign  Person" within the meaning of
Section 1445(f)(3) of the Code.

         3.21 Disclosure. Seller has disclosed in writing all information which is necessary for an accurate appraisal of the Assets and to research, develop, market and manufacture products resulting from the Assets; all information given by Seller relating to the Assets was, when given accurate, complete and not misleading. The representations and warranties of Seller contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement and in the Seller Documents not misleading. The representations and warranties of Seller contained in this Agreement are subject only to the exceptions expressly made therein which apply only to the specific representation or warranty with respect in which they are made; (b) are not limited or conditioned in any way by the fact that Purchaser, its officers, employees, advisors, consultants and auditors have known or could have known by any means or as a result of the due diligence review of Seller and the Assets pursued or to be pursued by Purchaser, its officers, employees, advisors, consultants and auditors that any of the representations and warranties made by Seller are not true, correct, exact, accurate and complete; and (c) the liability of Seller with respect to Purchaser is not limited in any way by the fact that Purchaser, its officers, employees, advisors, consultants and auditors have known or could have known by any means or as a result of the due diligence review of Seller and the Assets pursued or to be pursued by Purchaser, its officers, employees, advisors, consultants and auditors, that any of the representations and warranties made by Seller are not true, correct, exact, accurate and complete.

         3.22 Purchase of Assets. Seller acquired the Assets from Conrex in an arms-length transaction. Conrex has no rights to reacquire the Assets or challenge or affect in any way detrimental to Purchaser the validity of its sale of the Assets to Seller or Seller's sale of the Assets to Purchaser. On the Closing Date, the Purchaser shall have all of the rights of Seller under the Conrex Agreement.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser understands that each of the following representations and warranties are material and have been relied on by Seller. Purchaser represents, warrants and covenants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date).

         4.01 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority to carry on its business as it is as of the date hereof being conducted, and to execute, deliver and perform this Agreement.

         4.02 Authority. The execution and delivery to Seller of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by the board of directors of Purchaser, and no other corporate act or proceeding on the part of Purchaser is necessary to approve the execution and delivery of this Agreement, the performance of Purchaser's obligations hereunder, or the consummation of the transactions contemplated hereby.

         4.03 Execution and Binding Effect. This Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance by Purchaser with any of the provisions hereof will (a) conflict with, or result in the breach of, any provision of Purchaser's Certificate of Incorporation and Bylaws, as of the Closing Date, (b) conflict with, violate, result in the breach or termination of, or constitute a default under (i) any Contract, to which Purchaser is a party or by which Purchaser is bound or subject, (ii) any Laws or (iii) any requirement of any Governmental or Regulatory Authority applicable to Purchaser, or (c) except as set forth on Schedule 4.03 of the Disclosure Schedule, require any filing, declaration or registration with, or permit, consent, approval, waiver, clearance, order or authorization of, or the giving of any notice to, any Governmental or Regulatory Authority or other Person.

         4.04 Brokers and Finders. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement or the Seller Documents. No Person is entitled to any fee, commission or like payment in respect thereof based in any manner on any agreement, arrangement or understanding made by or on behalf of Purchaser

         4.05 Disclosure. The representations and warranties of Purchaser contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement and in the Seller Documents not misleading.


                                    ARTICLE V

                               COVENANTS OF SELLER

         Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, Seller will comply with all covenants and provisions of this
Article V, except to the extent Purchaser may otherwise consent in writing.

         5.01 Regulatory and Other Approvals. Seller will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Seller Documents, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Seller Documents. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Seller Documents.

         5.02 No Solicitations. Seller will not take, nor will it permit any Affiliate of Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, the sale of the Assets to any Person other than Purchaser or its Affiliates or (b) to furnish or cause to be furnished any information with respect to the Assets to any Person who Seller or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any acquisition of the Assets. If Seller or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Seller will promptly advise such Person, by written notice, of the terms of this Section 5.02 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

         5.03 Conduct relating to the Assets. Seller will operate and conduct his business relating to the Assets only in the ordinary course consistent with past practice such that, at the Closing, no representation, warranty, covenant, obligation or agreement will be breached and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Seller. Without limiting the generality of the foregoing, Seller will:

                  (a) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the business relating to the Assets, (ii) maintain the Assets in good order and condition, and (iii) maintain the goodwill of customers, suppliers, lenders and other Persons to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships in connection with the Assets;

                  (b) except to the extent required by applicable Law, cause all the Business Information to be maintained in the usual, regular and ordinary manner;

                  (c) not sell, assign, license, transfer or permit to lapse any right or obligation with respect to the Intellectual Property, including but not limited to making all filings required to be made with respect to and to preserve all rights to the Intellectual Property; and

                  (d) comply, in all material respects, with all Laws applicable to the Assets and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Laws.

         5.04 Licenses; Filings. As promptly as practicable, Seller will deliver copies of all License applications and other filings made by Seller in connection with the operation of the Assets after the date hereof and before the Closing Date with any Governmental or Regulatory Authority.

         5.05     Certain Restrictions.  Seller will refrain from:

                  (a) acquiring or disposing of any of the Assets;

                  (b) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contract or any License relating to the Assets;

                  (c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Contract or License relating to the Assets;

                  (d) incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of Seller under, any liability of or owing to Seller in connection with any of the Assets, other than in the ordinary course of business consistent with past practice;

                  (e) entering into a mortgage, pledge or otherwise subjecting to Lien any of the Assets;

                  (f) engaging with any Person in any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the assets and properties of such Person.

                  (g) engaging in any transaction with respect to the Assets with any employee, debt-holder, officer, director, Affiliate or Associate of Seller, or any Associate of any such employee, debt-holder, officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis;

                  (h) entering into a contract which is deemed to be an Assigned Contract; and

                  (i) entering into any Contract to do or engage in any of the foregoing.

         5.06 Delivery of Business Information. On the Closing Date, Seller will deliver or make available to Purchaser at the location at which the Assets are held all of the Business Information relating to the Assets which are or should be in Seller's possession, and if at any time after the Closing Seller discovers in his possession or under his control any other Business Information or other Assets, it will forthwith deliver such Business Information or other Assets to Purchaser.

         5.07     Non-competition.

                  (a) Seller will, for a period of ten years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through his present or future Affiliates:

                           (i) causing or attempting to cause any client, customer or supplier of Purchaser to terminate or materially reduce its business with Purchaser or any of its Affiliates relating to the Assets; or

                           (ii) participating or engaging in (other than through
                  the ownership of five percent or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any business relating to the Assets.

                  (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

                  (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

         5.08 Notice and Cure. Seller will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known, or reasonably should have become known, to Seller, occurring after the date of this Agreement, that causes or will cause any covenant or agreement of Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller also will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known, or reasonably should have become known, to Seller, of any representation, warranty, covenant or agreement made by Seller in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser's right to seek indemnity under Article X.

         5.09 Fulfillment of Conditions. Seller will execute and deliver at the Closing each of the Seller Documents that Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.


                                   ARTICLE VI

                             COVENANTS OF PURCHASER

         Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing, and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, Purchaser will comply with all covenants and provisions of this
Article VI, except to the extent Seller may otherwise consent in writing.

         6.01 Regulatory and Other Approvals. Purchaser will (a) take commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Seller Documents, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Seller as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby and by the Seller Documents. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Seller Documents.

         6.02 Notice and Cure. Purchaser will notify Seller in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known, or reasonably should have become known, to Purchaser, occurring after the date of this Agreement, that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Purchaser also will notify Seller in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known, or reasonably should have become known, to Purchaser, of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller's right to seek indemnity under Article X.

         6.03 Delivery of Documents. Purchaser will execute and deliver to Seller the Subscription Agreement, the Registration Rights Agreement and the Warrant.

         6.04 Fulfillment of Conditions. Purchaser will take all commercially reasonable actions necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.


                                   ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in his sole discretion):

         7.01 Representations, Warranties and Covenants. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as though such representation or warranty was made on and as of the Closing Date.

         7.02 Performance. Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

         7.03 Laws. There shall not be in effect on the Closing Date any Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Seller Documents.

         7.04 Officer's Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by an officer of Purchaser, certifying resolutions of Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement, together with incumbency and a signature certificate regarding the officer signing on Purchaser's behalf.

         7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Seller (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Seller Documents, shall have occurred.

         7.06 Opinion of Counsel. Seller shall have received the opinion of Parker Chapin Flattau & Klimpl, LLP, counsel to Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit H hereto.

         7.07 Delivery of Documents. At the Closing, Purchaser shall execute and deliver to Seller the documents described in Section 2.05(b).

         7.08 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of all such documents and other evidences as Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

         8.01 Representations, Warranties and Covenants. Each of the representations and warranties made by Seller in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on the date hereof and on the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such specified date.

         8.02 Performance. Seller shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

         8.03 Laws. There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Seller Documents, or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Seller Documents to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Seller Documents of any such Law.

         8.04 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and any of the Seller Documents and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser,
(c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Seller Documents shall have occurred.

         8.05 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Seller of his obligations under this Agreement and the Seller Documents or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Seller is a party or by which any of the Assets are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

         8.06 Delivery of Assets and Documents. At the Closing, Seller shall deliver all the Assets to Purchaser and execute and deliver to Purchaser all the documents required to be delivered by Seller as set forth in Section 2.05(c) and such additional documents as may be necessary in order to consummate the transactions contemplated by this Agreement and the Seller Documents.

         8.07 Opinion of Counsel. Purchaser shall have received the opinion of Lagerlof, Senecal, Bradley, Gosney & Kruse, LLP, counsel to Seller, dated the Closing Date, substantially in the form and to the effect of Exhibit I hereto.

         8.08 Tax Status. Purchaser shall have received evidence of payment, including tax clearance certificates, of all sales, use, transfer, value-added or other Taxes that are to be paid by Seller on or before the Closing in Pennsylvania and any other applicable jurisdictions.

         8.09 Proceedings. All proceedings to be taken on the part of Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                   ARTICLE IX

                        ADDITIONAL POST-CLOSING COVENANTS

         9.01     Further Assurances, Post-Closing Cooperation.

                  (a) At any time or from time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the fullest extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill his obligations under this Agreement, including but not limited to, filings with any regulatory agencies to be made by Seller alone, or by Seller and Purchaser jointly.

                  (b) At any time or from time to time after the Closing, at Seller's request and without further consideration, Purchaser shall execute and deliver to Seller such other instruments, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to give effect to Purchaser's assumption of the Assumed Liabilities.

                  (c) Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser; (i) to demand and receive from time to time any and all the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through
(iii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it at any time, in any manner or for any reason. Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by Seller substantially in the form and to the effect of Exhibit J hereto. Purchaser shall indemnify and hold harmless Seller and his agents and Affiliates from any and all Losses caused by or arising out of any breach of Law by Purchaser in its exercise of such power of attorney.

                  (d) For a period of six (6) years following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further each party agrees for a period extending six years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data relating to the Assets unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten day period after such offer is made.

                  (e) If, in order properly to prepare its Tax returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Assets not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by either party in accordance with this paragraph shall be held confidential by such party in accordance with Section 12.12.

                  (f) Notwithstanding anything to the contrary contained in this section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this section shall be subject to applicable rules relating to discovery.

         9.02 FDA Approvals. Within seven days after the Closing Date, both Purchaser and Seller will inform FDA of the ownership transfer of the Assets if required by Law.

         9.03 Adverse Drug Experience; Recalls. Seller shall notify Purchaser of all material information of which Seller becomes aware concerning side effects, injury, toxicity or sensitivity reactions including incidence and severity thereof associated with commercial or clinical uses, studies, investigations or tests of any products relating to the Assets, whether or not determined to be attributable to such products, which may constitute an adverse drug experience with respect to such products under any Laws. Seller shall notify Purchaser of any complaints of which Seller becomes aware concerning any of the Technology or products relating to the Assets.

         9.04 Delivery of Shares. As soon as practicable after the Closing Date, upon Seller entering into the Subscription Agreement and the Registration Rights Agreement and upon receipt of all authorizations, Purchaser will deliver the Shares to Seller.

         9.05 Non-Assertion of Patent. Seller agrees to not assert the 303 Patent or any other patent which has one or more claims that are directed to subject matter which is disclosed in the 303 Patent and that refer to a composition which contains a skin-treating compound (as defined in the 303 Patent) against the Purchaser of the U.S. Patent, or assignee or licensee thereof, or any customer of the Purchaser, assignee or licensee (hereafter collectively referred to as "Section 9.05 Person") in connection with the manufacture, use or sale by a Section 9.05 Person of a composition which is within the scope of any claim of the U.S. Patent and which is sold only for a pharmaceutical industry application, notwithstanding that such composition may also enhance one or more properties of skin as described in the 303 Patent, beginning at column 22, line 11.


                                    ARTICLE X

                                 INDEMNIFICATION

         10.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser fully to investigate the affairs of Seller or any other party and notwithstanding any knowledge of the facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement and the Seller Documents. All such representations warranties, covenants and agreements of Seller made in this Agreement and the Seller
Documents delivered pursuant hereto shall survive the execution and delivery hereof and the Closing.

         10.02 Purchaser's Indemnified Liabilities. Seller hereby agrees to indemnify Purchaser, its directors, officers, employees, agents and Affiliates against any liability and will hold each of them harmless from, against and with respect to, and will reimburse, any Loss which Purchaser, its directors, officers, employees, agents and Affiliates incur, sustain or suffer ("Purchaser's Indemnified Liabilities") arising out of or in connection with:

                  (a) Seller's misrepresentation, breach of any representation, warranty, agreement or covenant or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement or in the Seller Documents;

                  (b) the Retained Liabilities;

                  (c) any liability for Taxes arising out of operations of Seller relating to the Assets on or prior to the Closing or arising from the sale consummated hereunder;

                  (d) any actual or alleged liability or obligation of Seller arising out of the ownership or operation of the Assets on or prior to the Closing;

                  (e) any litigation matter to which Seller, in connection with the Assets, or the Assets were subject to on or prior to the Closing; or

                  (f) any liability, loss of any of the Assets or other recovery resulting from or relating to any litigation or other proceeding commenced by or involving Conrex, its officers, directors, shareholders or Affiliates, which relates to the validity of the sale of the Assets from Conrex to Seller.

         10.03 Seller's Indemnified Liabilities. Purchaser hereby agrees to indemnify Seller, his employees, agents and Affiliates against any liability and will hold each of them harmless from, against and with respect to, and will reimburse, any Loss which Seller, his employees, agents and Affiliates incur, sustain or suffer ("Seller's Indemnified Liabilities") arising out of or in connection with:

                  (a) Purchaser's    misrepresentation,    breach    of   any
representation, warranty, agreement or covenant or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement;

                  (b) the Assumed Liabilities; or

                  (c) any actual or alleged liability or obligation of Purchaser arising out of the ownership or operation of the Assets after the Closing.

         10.04 Notice and Defense of a Claim. If either party shall be presented with or have actual notice of a claim against it which gives or may give rise to an Indemnified Liability, then the party entitled to indemnification (the "Indemnified Party") shall notify the other (the "Indemnifying Party") in writing thereof (in accordance with Section 12.01) within thirty days of notice of a claim, otherwise the Indemnified Party shall waive its right to seek indemnification hereunder. The Indemnifying Party may, at its expense, vigorously and diligently prosecute, defend and settle any such claim; and if the Indemnifying Party assumes such defense it will notify the Indemnified Party thereof, and thereafter the Indemnifying Party will not, except as provided below, be obligated to pay any expenses of the Indemnified Party (including but not limited to, legal fees and disbursements, court costs and the cost of appellate proceedings) in connection with such claim, provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to above, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnified Party will cooperate in the defense of any such claim, and the Indemnifying Party will pay any costs incurred by the Indemnified Party in connection therewith. The Indemnified Party will not settle any claims for which the Indemnifying Party may be liable without the prior written consent of the Indemnifying Party unless (i) the Indemnified Party releases the Indemnifying Party from all of the Indemnifying Party's obligations to the Indemnified Party with respect to the claim, or (ii) the Indemnifying Party is in default in its obligations under this Section. In the case of a settlement pursuant to item (ii), the Indemnifying Party will promptly pay to or in accordance with the instructions of the Indemnified Party any amount payable pursuant to such settlement. Notwithstanding the foregoing, if both the Indemnifying Party and the Indemnified Party are named as parties or subject to any claim and either such party determines with advice of counsel and in its reasonable discretion that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such claim, then the Indemnifying Party may decline to assume the defense on behalf of the Indemnified Party or the Indemnified Party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given to the other party (in accordance with Section 12.01), the Indemnifying Party shall be relieved of its obligation to assume the defense on behalf of the Indemnified Party, but shall be required to pay any legal or other expenses, including without limitation, reasonable attorneys' fees and disbursements, incurred by the Indemnified Party in its defense.


                                   ARTICLE XI

                                   TERMINATION

         11.01 Termination. This Agreement and the Seller Documents may be terminated, and the transactions contemplated hereby and thereby may be abandoned:

                  (a) at any time before the Closing, by written agreement of Seller and Purchaser;

                  (b) at any time before the Closing, by Seller or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five Business Days following written notification thereof by the terminating party or (ii) upon written notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement or the Seller Documents becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

                  (c) at any time after March 15, 1999 by Seller or Purchaser upon written notification to the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement or the Seller Documents by the terminating party.

         11.02    Effect of Termination.

                  (a) If this Agreement and the Seller Documents are validly terminated pursuant to Section 11.01, this Agreement and the Seller Documents will immediately become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates); provided, however, that if this Agreement is terminated for any reason other than Seller's material breach or failure to satisfy a condition, Seller shall refund the $50,000 due diligence deposit paid by Purchaser pursuant to the letter agreement between the parties dated November 23, 1998. In the event of any termination, the provisions with respect to "Expenses" in Section 12.05, "Entire Agreement" in Section 12.06 and "Confidentiality" in Section 12.12 will continue to apply following any such termination.

                  (b) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.01(b) or
(c), Seller will remain liable to Purchaser for any breach of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.


                                   ARTICLE XII

                                  MISCELLANEOUS

         12.01 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Seller and to Purchaser at the addresses indicated below:


   If to Purchaser:              Bentley Pharmaceuticals, Inc
                                 Two Urban Centre
                                 Suite 400
                                 4830 West Kennedy Blvd.
                                 Tampa, Florida 33609
                                 Attention: James R. Murphy
                                 Facsimile No.: (813) 282-8941

   With a copy (which shall      Parker, Chapin, Flattau & Klimpl, LLP
   not constitute notice) to:    1211 Avenue of the Americas
                                 New York, New York 10036
                                 Attention: Jordan A. Horvath and Mark S. Hirsch
                                 Facsimile No.: (212) 704-6288

   If to Seller:                 Yungtai Hsu


                                 Facsimile No.:

   With a copy (which shall not
   constitute notice) to:        Lagerlof, Senecal, Bradley, Gosney & Kruse, LLP
                                 301 North Lake Avenue, 10th Floor
                                 Pasadena, CA  91101
                                 Attention:  Timothy J. Gosney
                                 Facsimile No.: (626) 793-5900


or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

         12.02  Amendments.   The  terms,  provisions  and  conditions  of  this
Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both parties hereto.

         12.03 Binding Effect; Assignment. This Agreement and the rights and obligations hereunder are assignable by Purchaser and any such assignment shall be binding in all respects on Seller, as if Seller had sold all or part of the Assets directly to the assignee. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.04 Announcements. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the Seller Documents and the transactions contemplated by this Agreement and the Seller Documents shall be approved by both Purchaser and Seller prior to the issuance thereof, which approval shall not be unreasonably withheld or delayed; provided that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party prior to making such disclosure and provide such other party an opportunity to review the proposed disclosure).

         12.05 Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         12.06 Entire Agreement. This Agreement and the Seller Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements, commitments, discussions, negotiations, arrangements or understandings between the parties relating to such subject matter, including, but not limited to, any letters of intent between the parties prior to the date hereof. The Seller Documents, including but not limited to the Exhibits and Schedules to this Agreement, are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         12.07 Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         12.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.09 Governing Law; Jurisdiction. This agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

         12.10    Arbitration of Disputes

                  (a) If any controversy or dispute arises under, out of or in relation to any of the provisions hereof, such controversy or dispute shall be submitted for arbitration in New York, New York before a panel of three arbitrators, one of which shall be selected by the party initiating such arbitration, one of which shall be selected by the other party and the third of which (the "Third Arbitrator") shall be selected by the two arbitrators so selected; provided, however, that in the event that such other arbitrators shall not agree on the selection of the Third Arbitrator, the Third Arbitrator shall be selected by the American Arbitration Association located in New York, New York. Any dispute or controversy submitted to arbitration in accordance with the provisions of this Section 12.10 shall be determined by such arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing.

                  (b) The arbitrators may award any relief which they shall deem proper in the circumstances, without regard to the relief which would otherwise be available to any party in a court of law or equity including, without limitation, an award of money damages, specific performance, injunctive relief and/or declaratory relief, however, such an award may not include punitive damages. The award and findings of the arbitrators shall be conclusive and binding upon all of the parties hereto, whether or not all parties hereto participate in the arbitration proceeding, and judgment upon the award may be entered in any court of competent jurisdiction upon the application of any party. The parties hereby agree that such courts of competent jurisdiction shall include, but not be limited to, the courts located in any jurisdiction in which the party against whom such judgment is being enforced maintains any assets.

                  (c) The prevailing party in the arbitration proceeding shall be entitled to recover from the other party its reasonable attorneys' fees, costs and expenses incurred in the proceeding and in any subsequent action to enforce or collect upon the decision rendered in the arbitration proceeding.

                  (d) Notwithstanding the foregoing, the parties reserve the right to seek and obtain injunctive relief, whether in the form of a temporary restraining order, preliminary injunction, injunction to enforce an arbitration award, or other order of similar import, from the federal and state courts located in New York, New York prior to, during, or after commencement or prosecution or arbitration proceedings of the final decision and award of the arbitrators; provided, however, that such preliminary injunctive relief shall be subject to final arbitral decisions.

                  (e) Each party hereby consents and agrees that the federal and state courts located in New York, New York each shall have exclusive personal jurisdiction and proper venue with respect to any such action seeking injunctive or similar relief hereunder. In any dispute between the parties, neither party will raise, and each party hereby expressly waives, any objection or defense to any such court as an inconvenient forum. Each party hereby waives personal service of any summons, complaint or other process, which may be delivered by any of the means permitted for notices under Section 12.01 hereof

         12.11 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

         12.12 Confidentiality. Seller and Purchaser agree to keep, and to cause each of their Affiliates, directors, officers and employees to keep, confidential any and all confidential information of the other party that either receives in the course of performing its obligations hereunder (unless compelled by judicial or administrative process and except that such information may be shared, on a confidential basis, with the party's attorneys and auditors) and will not, without the other party's written consent, use any of such confidential information except as reasonably necessary to perform its duties under this or another of its agreements with the other party (for purposes of this Agreement, "confidential information" includes any and all trade secrets (including information relating to the Technology, the Patents and the Business Information), financial information not disclosed to the general public and other proprietary information disclosed in the course of the negotiation of this Agreement and Purchaser's due diligence investigation). Furthermore, Seller agrees to refrain from, either alone or in conjunction with any other Person, directly or indirectly through his present or future Affiliates, and agrees to cause his Affiliates and employees to refrain from disclosing or using any Business Information relating to the Assets or the Technology or any client, customer or supplier of the Assets or the Technology. Upon termination of this Agreement, each party will return, and will cause its Affiliates, directors, officers and employees to return, to the other party, all original documents and copies of the confidential information which are in its possession.

                  IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.

                                        /s/ Yungtai Hsu
                                        -------------------------------------
                                        Yungtai Hsu, in his personal capacity


                                        BENTLEY  PHARMACEUTICALS, INC.


                                        By:  /s/ James R. Murphy
                                             -----------------------------------

                                             James R. Murphy, Chairman and Chief
                                             Executive Officer